UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2016

Sypris Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-24020	61-1321992
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Bullitt Lane, Suite 450
Louisville, Kentucky		40222
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (502) 329-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

Sale of Toluca Real Estate and Partial Lease-back

As previously announced, Sypris Solutions, Inc. and certain of its subsidiaries (the "Company") have marketed for sale the 24 acre industrial campus located in Toluca, Mexico that was acquired by the Company from Dana Corporation (with its affiliates, “Dana”) in 2004 (a portion of which Dana had leased, and continued to occupy, through 2014).

On March 9, 2016, Sypris Technologies Mexico, S. de R.L. de C.V. (“Seller”), a subsidiary of the Company, concluded its sale of the Toluca property to Promotora y Desarrolladora Pulso Inmobiliario, S.C. (together with its affiliates and assignees, “Buyer”) for 215,000,000 Mexican Pesos, or approximately, $12.1 million dollars in U.S. currency. Simultaneously, the Seller and the Buyer entered a long-term lease of the 9 acres currently occupied by Seller and needed for its ongoing business in Toluca (collectively, the “Toluca Sale-Leaseback”). The Company believes, based on advice from its commercial real estate advisor, that the rent approximates market rates for the area.

As previously disclosed, the Company had agreed to deposit $6,000,000 of the proceeds of the Toluca Sale-Leaseback into a Cash Collateral Account, to be held for one year as additional collateral for the Company’s term loan, and this deposit was made on March 9, 2016. On March 9, 2016, the term loan lender also consented to the Toluca Sale-Leaseback and released all liens on the assets associated with that sale.

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On March 14, 2016, the Company received a letter (the “Notice”) from the Listing Qualifications Staff of The NASDAQ Stock Market (“Nasdaq”) indicating that, based upon the closing bid price of our common stock for the last 30 consecutive business days, we are not currently in compliance with the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5450(a)(1). The Notice does not result in the immediate delisting of our common stock from the Nasdaq Global Market.

In order to regain compliance, the closing bid price of our common stock must be at least $1 per share for ten consecutive business days during the period of 180 calendar days from the date of the notice, or until September 12, 2016. We intend to monitor the closing bid price of our common stock and consider our available options in the event that the closing bid price of our common stock remains below $1 per share closing bid price. However, there can be no assurance that we will be able to regain compliance with the minimum bid price requirement or maintain compliance with the other listing requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 15, 2016	Sypris Solutions, Inc.

	By:	/s/ John R. McGeeney
John R. McGeeney
General Counsel and Secretary

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